Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of March 4, 2013 by and between Digirad Corporation, a Delaware Corporation (the “Company”) and Jeffry R. Keyes (“Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to each or any as a “Party.”

RECITALS

WHEREAS, Executive is employed by the Company pursuant to an Offer Letter dated August 21, 2012 (the “Offer Letter”); and

WHEREAS, the Company and Executive wish to supersede the Offer Letter and amend certain terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.  Employment.

1.1  Title/Responsibilities.  Executive shall continue to serve as Chief Financial Officer of the Company.  Executive shall have the normal duties, responsibilities and authority of such offices, unless otherwise determined from time to time by the Company’s Board of Directors.  Executive shall do and perform all services, acts, or responsibilities necessary or advisable to carry out the job duties of Chief Financial Officer, as assigned by the Company’s Chief Executive Officer and/or the Company’s Board of Directors.

1.2  Full Time Attention.  Executive shall devote his reasonable best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Company’s Board of Directors may reasonably request.

1.3  Other Activities.  Except upon the prior written consent of the Board of Directors, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that Executive may own less than two percent of the outstanding securities of any such competing corporation.  Executive shall also disclose to and obtain the prior consent of the Board of Directors for any other, non-competitive business activities in which he may wish to engage, such as joining the board of directors of another entity.

2.  Employment At Will.  Executive’s employment is at will, and not for any specific term.  Executive’s employment may be terminated by Executive or by the Company at any time for any reason, with or without cause or notice, and without liability of any kind other than as specifically set forth below.

3.  Compensation.

3.1  Base Salary.  The Company shall continue to pay Executive a salary (the “Base Salary”) of $235,000 per year, less applicable withholding, payable every two weeks in accordance with the Company’s normal payroll practices for Executives.  The Company’s Board of Directors shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such Base Salary as the Board of Directors may from time to time establish in its sole discretion.

3.2      Other Compensation. In addition to the Base Salary payable to Executive hereunder, Executive shall be eligible to receive the following benefits:

3.2.1           Performance Bonus.  The Company intends to establish a performance bonus plan or program (the “Performance Bonus”) in which Executive will be eligible to receive up to a maximum of forty percent (40%) of his then existing Base Salary, for a total of Ninety-Four Thousand Dollars ($94,000) for calendar year 2013 (the “Target Bonus”).  Executive will be entitled to receive fifty percent (50%) of the maximum Target Bonus if he remains employed in good standing through the final day of the 2013 calendar year (the “Service Bonus”).  The remaining fifty percent (50%) of the Target Bonus may be earned by Executive upon achievement of performance objectives to be proposed by the Board in its sole discretion and subject to such terms and conditions as determined by the Board.  The Board of Directors or Compensation Committee, as applicable, shall, in their respective sole discretion, determine whether such performance milestones have been attained.  The Performance Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Performance Bonus has been earned, but in no event shall the Performance Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Performance Bonus is earned or (ii) March 15 following the calendar year in which the Performance Bonus is earned.  The Board may modify the Performance Bonus, including performance objectives and the amount, if any, payable as a Performance Bonus, in its discretion, as it deems necessary or appropriate in light of the Company’s needs and interests from time to time.

3.2.2           Benefits.  Executive shall continue to receive and participate in benefits to which other executive officers of the Company are entitled as determined by the Company’s Board of Directors, on terms comparable thereto, including but not limited to, participation in any and all pension and profit sharing plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company, in the sole discretion of the Company’s Board of Directors, for the benefit of its executive officers.

3.2.3           Paid Time Off.  Executive shall continue to be eligible to receive eight (8) days of paid holidays and fifteen (15) days of paid time off per year, pursuant to the Company’s Paid Time Off Policy, which may be adjusted pursuant to Company policies.

3.2.4           Expense Reimbursement.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement, which conform to the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses pursuant to Company policy.

3.3           Withholdings.  Except as expressly stated herein, all of Executive’s compensation shall be subject to customary federal, state, local and other withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4.  Termination.

4.1  Termination for Cause, Death or Disability; Voluntary Resignation Without Good Reason.  If Executive’s employment with the Company terminates voluntarily by Executive for any reason (except upon resignation for Good Reason), for Cause by the Company, or due to Executive’s death or Complete Disability, then (a) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

4.2  Termination For Other than Cause, Death, or Disability, or Resignation for Good Reason.  The Company may voluntarily terminate this Agreement, and Executive’s employment, without Cause by giving written notice to Executive.  Any such notice shall specify the exact date of termination (the “Termination Date”).  If Executive’s employment under this Agreement is terminated by the Company other than for Cause, death or Complete Disability, or if Executive’s employment with the Company or a successor corporation terminates other than for “Cause,” death or Complete Disability upon or within twelve (12) months following a Change of Control (as defined herein), or if Executive resigns from his employment with the Company for Good Reason, then, subject to Section 4.3 below, Executive shall be entitled to receive the following severance benefits:

4.2.1 A lump sum payment equal to six (6) months of Executive’s annual Base Salary, at the rate in effect immediately prior to Executive’s termination date, but in no event less than One Hundred Seventeen Thousand Five Hundred Dollars ($117,500), less applicable withholdings;

4.2.2 Reimbursement by the Company for the cost of premiums, for Executive in accordance with the companies policies for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to six (6) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (a) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (b) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act);

4.2.3 Full accelerated vesting with respect to any then outstanding equity awards.  Thereafter, the equity awards will continue to be subject to the terms, definitions and provisions of the applicable stock incentive plan and associated employee stock incentive plan agreement(s); and

4.2.4 If such termination occurs on or prior to December 31, 2013, Executive will be entitled to receive the Service Bonus that would have otherwise been paid had Executive remained employed through the final day of the calendar year 2013.

The severance payments provided for in this paragraph shall be in lieu of, and not in addition to, severance, if any, payable under any other plan or policy now in effect or adopted or modified from time to time by the Company.

4.3  Conditions to Receipt of Severance.  The receipt of any severance pursuant to Section 4.2 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  Executive’s receipt of any payments or benefits under Section 4.2 will further be subject to Executive continued compliance with the terms of his Employee Proprietary Information and Inventions Assignment Agreement, as defined in Section 7.1.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Executive shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise.

4.4  Definitions.

4.4.1 Cause.  For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company with specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

4.4.2 Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (defined herein) following the occurrence of the following, without Executive’s consent: (a) a material diminution in Executive’s authority, duties or responsibilities, including a change in reporting relationship such that Executive no longer reports to the Company’s Chief Executive Officer, either before or after a Change in Control, or (b) a material change in geographic location of Executive’s primary work facility or employment location including a change of greater than 50 miles from the Company’s current headquarters as set forth in Section 10 of this Agreement.  Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

4.4.3 Change of Control.  For purposes of this Agreement, “Change of Control” means the occurrence of any one of the following: (i) the direct or indirect sale, lease, license, transfer, conveyance or other disposition, in one or a series of related transactions, of a majority (measured on a fair market value basis) of the assets of the Company and its Subsidiaries taken as a whole to any person, entity or group of persons and/or entities acting in concert; (ii) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person, entity or group of persons and/or entities acting in concert becomes the owner or beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting securities of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of common stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting securities of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

4.4.4 Complete Disability.  The term “Complete Disability” as used in this Agreement shall mean the inability of Executive to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy and disability income insurance covering Executives of the Company then in force.  In the event the Company has no policy of disability income insurance covering Executives of the Company in force when Executive becomes disabled, the term “completely disabled” shall mean the inability of Executive to perform his normal and customary duties under this Agreement for a total of four (4) consecutive months by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by a licensed physician, acceptable to the Company in its sole discretion, determines to have incapacitated Executive from satisfactorily performing all of his usual services for the Company during the foreseeable future.  The action of the Company shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement, and upon such date this Agreement shall become null and void and of no further force and effect.

5.  Section 409A.

5.1  Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

5.2       Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 5.3, except that the acceleration of any equity awards not subject to Section 409A will become effective on the date the Release becomes effective and irrevocable.  Except as required by Section 5.3, any lump sum or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

5.3       Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5.4  Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

5.5  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

5.6  The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5.7  For purposes of this Agreement, “Section 409A Limit” will mean the two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

6.  Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement will be either:

(a)           delivered in full, or

(b)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7.  Proprietary and Confidential Information.

7.1  Proprietary Information and Inventions Assignment Agreement.  Executive reaffirms and agrees to observe and abide by the terms of the Employee Proprietary Information and Inventions Assignment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees.  Executive further reaffirms that he will not disclose, nor use in the performance of his responsibilities at the Company, any trade secret or other confidential information of any former employer, unless he first obtains written authorization for its disclosure and use.

7.2  Preservation and Return of Property.  Executive will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company.  Upon request, Executive will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, Executive will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location.  At the conclusion of Executive’s employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

7.3  No Inconsistent Agreements.  Executive affirms that he has no agreement with any other party that would preclude his compliance with any obligations under this Agreement.

8.  Arbitration.

8.1  Arbitration.  IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO HIM BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW, AND SHALL BE BROUGHT IN EXECUTIVE’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.  THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT.  DISPUTES THAT EXECUTIVE AGREES TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS.  NOTWITHSTANDING THE FOREGOING, EXECUTIVE UNDERSTANDS THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT.  EXECUTIVE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH EXECUTIVE.

8.2  Procedure.  EXECUTIVE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM HUMAN RESOURCES.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS.  EXECUTIVE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PROVIDED BY APPLICABLE LAW.  EXECUTIVE AGREES THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF.  EXECUTIVE UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT EXECUTIVE SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT EXECUTIVE INITIATES, BUT ONLY SO MUCH OF THE FILING FEES AS EXECUTIVE WOULD HAVE INSTEAD PAID HAD EXECUTIVE FILED A COMPLAINT IN A COURT OF LAW.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  EXECUTIVE AGREES THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SAN DIEGO COUNTY, CALIFORNIA.

8.3  Remedy.  EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY.  ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER EXECUTIVE NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

8.4  Administrative Relief.  EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HIM FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD.  THIS AGREEMENT DOES, HOWEVER, PRECLUDE EXECUTIVE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

8.5  Voluntary Nature of Agreement.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE PREVIOUSLY RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN HIS EMPLOYEE PRORIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT.  EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND THAT HE HAS ASKED ANY QUESTIONS NEEDED FOR HIM TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT HE IS WAIVING HIS RIGHT TO A JURY TRIAL.  FINALLY, EXECUTIVE AGREEs THAT HE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

9.  Assignment and Binding Effect.  This Agreement will be binding upon Executive’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.  There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.  Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

10.  Notices.  All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or sent by facsimile (with confirmation of receipt), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Chairman of the Board of Directors
Digirad Corporation
13950 Stowe Drive
Poway, California
Telephone:  (858) 726-1600
Facsimile:  (858) 726-1700

If to Executive:

Jeffry R. Keyes

Telephone:
Cell Phone:

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of facsimile or overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

11.  Governing Law.  This Agreement is made in Poway, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.  Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of California for any and all actions between the parties.  Any controversy or claim arising out of or relating to this Agreement or breach thereof, whether involving remedies at law or in equity, shall be adjudicated in San Diego County, California.

12.  Entire Agreement.  This Agreement, together with Executive’s Employee Proprietary Information and Inventions Assignment Agreement and the standard forms of stock option agreements that contain the terms and conditions of Executive’s outstanding equity awards, represents the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties, including but not limited to the Offer Letter.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

13.  Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

14.  Severability.  The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

15.  Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and rev ised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.  Attorneys’ Fees.  In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.

17.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original thereof.

18.  Representations and Warranties.  Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between Executive and any other person or entity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY: DIGIRAD CORPORATION a Delaware Corporation By /s/ Todd Clyde Todd Clyde Chief Executive Officer	EXECUTIVE: /s/ Jeffry R. Keyes Jeffry R. Keyes